Sub-Item 77Q1(d): Copies of Constituent Instruments Defining The Rights of Shareholders Referred to in Sub-Item 77I

Effective at the close of business on November 14, 2014 (the Conversion Date), Class B Shares converted to Class A Shares (or Service Shares, with respect to the Goldman Sachs Financial Square Prime Obligations Fund), including Class B Shares that were scheduled to convert on a later date. The rights of shareholders are defined in Post-Effective Amendment No. 426 to the Funds Registration Statement on Form N-1A filed with the Securities and Exchange Commission on July 29, 2014 (Accession No. 0001193125-14-284828), as supplement by the terms of the conversion as described in a filing pursuant to Rule 497, filed with the Securities and Exchange Commission on October 1, 2014
(Accession No. 0001193125-14-360993).